Exhibit 99.1

Camping World Holdings, Inc. Announces Second Quarter Fiscal 2017 Financial Results

LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--August 10, 2017--Camping World Holdings Inc. (NYSE:CWH) ("Camping World," “Company,” “we,” “us” or “our”), the nation's largest network of RV-centric retail locations, today reported results for the quarter ended June 30, 2017. Unless stated otherwise, comparisons are to the same period of 2016.

Second Quarter 2017 Summary

  Total revenue increased 20.1% to $1.3 billion;
  Gross profit increased 24.5% to $372.8 million and gross margin increased 102 basis points to 29.1%;
  Income from operations increased 32.3% to $136.8 million and operating margin increased 98 basis points to 10.7%;
  Net income increased 26.3% to $105.3 million, net income margin increased 40 basis points to 8.2%, and adjusted pro forma net income(1) increased 41.6% to $77.7 million;
  Diluted earnings per share(2) was $0.84 and adjusted pro forma earnings per fully exchanged and diluted share(1) increased 38.5% to $0.91; and
  Adjusted EBITDA(3) increased 36.0% to $142.1 million and adjusted EBITDA margin(3) increased 130 basis points to 11.1%.
_________________________
(1)	Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are non-GAAP measures. For reconciliations of the adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share to GAAP net income attributable to Camping World Holdings, Inc. and diluted weighted-average shares of Class A common stock outstanding, see the “Non-GAAP Financial Measures” section later in this press release.
(2)	Diluted earnings per Class A common stock is applicable only for periods after the Company’s initial public offering. For a discussion of earnings per share see the “Earnings Per Share” section later in this press release.
(3)	Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. For reconciliations of adjusted EBITDA to GAAP net income and adjusted EBITDA margin to GAAP net income margin, see the “Non-GAAP Financial Measures” section later in this press release.

Marcus Lemonis, Chairman and Chief Executive Officer, stated, “We delivered exceptional record-breaking results in the second quarter. Revenue increased 20.1% to $1.3 billion, net income increased 26.3% to $105.3 million, adjusted pro forma EBITDA increased 36.0% to $142.1 million and adjusted net income increased 41.6% to $77.7 million. We believe these results clearly demonstrate the power and leverage of our unique operating model, which sells a comprehensive portfolio of products and services across a growing database of consumers being driven by our national network of retail locations that cater to RV, boating and outdoor enthusiasts. While our business model has traditionally been focused on the RV owner, we see a much broader opportunity to leverage our products and services across the larger base of outdoor lifestyle consumers.”

Presentation

This press release presents historical results, for the periods presented, of Camping World Holdings, Inc. (“CWH”) and its subsidiaries that are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in CWH as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. Despite its position as sole managing member of CWGS, LLC, CWH has a minority economic interest in CWGS, LLC. As of June 30, 2017, CWH owned 32.9% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. As the Reorganization Transactions are considered transactions among entities under common control, the financial statements for the periods prior to the IPO and related Reorganization Transactions have been adjusted to combine the previously separate entities for presentation purposes. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the 2017 second quarter to our financial results from the 2016 second quarter.

Second Quarter 2017 Results Compared to Second Quarter 2016 Results

Units and Average Selling Prices

New vehicle units sold increased 38.2% to 21,930 and the average selling price of a new vehicle decreased 4.5% to $34,787 in the second quarter of fiscal 2017. The increase in new vehicle units sold was primarily driven by strong consumer demand for new vehicles and a shortage of supply of used vehicles. The decrease in the average selling price of a new vehicle was driven by a higher mix of lower-priced towable units.

Used vehicle units sold decreased 8.4% to 9,073 and the average selling price of a used vehicle decreased 0.9% to $21,660 in the second quarter of fiscal 2017. The decrease in used vehicle units sold was primarily driven by reduced inventory availability resulting from fewer trades on new vehicle unit sales and the disposition of the automobile unit business as a result of the distribution of the AutoMatch business in the second quarter of 2016.

Revenue

Total revenue increased 20.1% to $1.3 billion from $1.1 billion in the second quarter of fiscal 2016.

Consumer Services and Plans revenue increased 5.9% to $48.1 million from $45.4 million in the second quarter of fiscal 2016. The increase was primarily driven by increases in vehicle insurance and Good Sam TravelAssist programs primarily due to increased policies in force, roadside assistance contracts and other increases.

Retail revenue increased 20.7% to $1.2 billion from $1.0 billion in the second quarter of fiscal 2016. Within the Retail segment, new vehicle revenue increased 31.9% to $762.9 million, used vehicle revenue decreased 9.2% to $196.5 million, parts, services and other revenue increased 10.4% to $174.2 million and finance and insurance revenue increased 44.5% to $101.0 million. Continued strong consumer demand for recreational vehicles combined with a shortage of supply of used vehicles benefited new vehicle and finance and insurance sales and decreased used vehicle sales. Finance and insurance net revenue as a percentage of total new and used vehicle revenue increased to 10.5% from 8.8% in the second quarter of fiscal 2016, and benefited from a sales mix shift toward lower-priced new towable units and better integration of the finance and insurance selling process.

Same store sales of the 115 retail locations that were open both at the beginning of the preceding fiscal year and at the end of the second quarter of fiscal 2017 increased 10.6% to $1.1 billion. The increase in same store sales at retail locations was primarily driven by the increased volume of new towable units sold, and, to a lesser extent, revenue increases from finance and insurance, partially offset by a decrease in same store sales from used vehicle units sold.

The Company operated a total of 137 retail locations and two Overton’s retail locations as of June 30, 2017, compared to 120 retail locations at June 30, 2016. In the second quarter of fiscal 2017, the Company added ten RV-centric locations from completed acquisitions, one RV-centric location from a greenfield opening, and two Overton’s retail locations.

Gross Profit

Gross profit increased 24.5% to $372.8 million and gross margin increased 102 basis points to 29.1% from the second quarter of fiscal 2016. Consumer Services and Plans gross profit increased 5.2% to $27.5 million and gross margin decreased 40 basis points to 57.3% of segment revenue from the second quarter of fiscal 2016. The decrease in Consumer Services and Plans gross margin was primarily due to reduced gross margin from consumer magazines, partially offset by an increase from the vehicle insurance and TravelAssist programs. Retail gross profit increased 26.3% to $345.3 million and gross margin increased 124 basis points to 28.0% of segment revenue from the second quarter of fiscal 2016. The increase in Retail gross margin was driven primarily by a 173 basis point increase in the finance and insurance penetration rate to 10.5% of vehicle sales from 8.8% of vehicle sales in the second quarter of fiscal 2016, and a 593 basis point increase in gross margin from used vehicle unit sales to 27.0% from the second quarter of fiscal 2016.

Operating Expenses

Total operating expenses increased 20.4% to $236.1 million from the second quarter of fiscal 2016. Selling, general and administrative (“SG&A”) expenses increased 20.0% to $228.4 million from $190.3 million in the second quarter of fiscal 2016. The increase in SG&A expenses was primarily driven by the additional expenses associated with the incremental seventeen dealerships and two Overton’s locations operated during the second quarter of 2017 versus the prior year period, $2.1 million of transaction expenses associated with the acquisition into new or complimentary markets, including the Gander Mountain Acquisition and $1.4 million of pre-opening and payroll costs associated with the Gander Mountain Acquisition. SG&A expenses as a percentage of total gross profit decreased 227 basis points to 61.3%, which includes the impact of the $2.1 million of transaction expenses and the $1.4 million of pre-opening and payroll costs associated with the Gander Mountain Acquisition. Depreciation and amortization expense increased 25.7% to $7.6 million.

Interest & Other Expenses

Floor plan interest expense increased 22.3% to $6.6 million from $5.4 million in the second quarter of fiscal 2016. The increase was primarily related to a 7.8% increase in average inventory for the second quarter 2017 compared to the prior year period, primarily due to the seventeen additional dealership locations opened over the last twelve months, partially offset by a 6 basis point decrease in the average floor plan borrowing rate. Other interest expense decreased 16.1% to $10.6 million from $12.6 million in the second quarter last year primarily related to a decrease in average debt outstanding, and a 91 basis point decrease in the average interest rate.

Net Income, Adjusted Pro Forma Net Income(1) and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share(1)

Net income increased 26.3% to $105.3 million and adjusted pro forma net income(1) increased 41.6% to $77.7 million from $54.9 million in the second quarter of fiscal 2016. Adjusted pro forma earnings per fully exchanged and diluted share(1) increased 38.5% to $0.91 from $0.65 in the second quarter of fiscal 2016.

Adjusted EBITDA(3)

Adjusted EBITDA(3) increased 36.0% to $142.1 million from $104.5 million and adjusted EBITDA(3) margin increased 130 basis points to 11.1% from 9.8% in the second quarter of fiscal 2016.

Select Balance Sheet and Cash Flow Items

The Company's working capital and cash and cash equivalents balance at June 30, 2017 were $393.6 million and $252.2 million, respectively, compared to $266.8 million and $114.2 million, respectively, at December 31, 2016. During the quarter ended June 30, 2017, the Company received proceeds, net of underwriter discounts and commissions, of $122.5 million from the sale of 4.6 million Class A shares in a public offering. At the end of the second quarter of 2017, the Company had $3.2 million of borrowings under its $35 million revolving credit facility, $736.3 million of term loan principal outstanding under its senior secured credit facilities and $780.9 million of floor plan notes payable outstanding under its floor plan financing facility. Inventory at the end of the second quarter of fiscal 2017 increased 10.6% to $1,106.1 million compared to $909.3 million at December 31, 2016.

Conference Call Information

A conference call to discuss the fiscal 2017 second quarter financial results is scheduled for today, August 10, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-723-9518 (international callers please dial 1-719-325-2429) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investor.campingworld.com. A taped replay of the conference call will be available within two hours of the conclusion of the call by dialing 844-512-2921 (international callers please dial 412-317-6671) and using access code 8899561 until August 17, 2017, or on the Company’s website.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., is the only provider of a comprehensive portfolio of services, protection plans, products and resources for recreational vehicle (“RV”) enthusiasts. Through its two iconic brands, Camping World and Good Sam, the company offers new and used RVs for sale, vehicle service and maintenance along with more than 10,000 products and services through our retail locations and membership clubs. Good Sam branded offerings provide the industry’s broadest and deepest range of services, protection plans, products and resources while the Camping World brand operates the largest national network of RV-centric retail locations in the United States through 137 retail locations in 36 states, two Overton’s locations offering marine and watersports products, and an e-commerce platform. With both brands founded in 1966, product and service offerings are based on 50 years of experience and customer feedback from RV enthusiasts. In May 2017, the Company also acquired certain assets of Gander Mountain and its Overton’s boating business through a recent bankruptcy auction.

For more information, visit www.CampingWorld.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about our comparative advantages and our plans and ability to expand consumer base and capture growth opportunities. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the availability of financing to us and our customers; fuel shortages, or high prices for fuel; the well-being, as well as the continued popularity and reputation for quality, of our manufacturers; general economic conditions in our markets and ongoing economic and financial uncertainties; our ability to attract and retain customers; competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast; our expansion into new, unfamiliar markets as well as delays in opening or acquiring new retail locations; unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions; our failure to maintain the strength and value of our brands; our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends; fluctuations in our same store sales and whether they will be a meaningful indicator of future performance; the cyclical and seasonal nature of our business; our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital; the restrictive covenants in our existing senior secured credit facilities and our floorplan financial facility; our reliance on three fulfillment and distribution centers for our retail, e-commerce and catalog businesses; natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events; our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations; whether third party lending institutions and insurance companies will continue to provide financing for RV purchases; our inability to retain senior executives and attract and retain other qualified employees; our ability to meet our labor needs; our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us; our business being subject to numerous federal, state and local regulations; regulations applicable to the sale of extended service contracts; our dealerships’ susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened; our failure to comply with certain environmental regulations; climate change legislation or regulations restricting emission of “greenhouse gases;” a failure in our e-commerce operations, security breaches and cybersecurity risks; our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties; our inability to maintain or upgrade our information technology systems or our inability to convert to alternate systems in an efficient and timely manner; disruptions to our information technology systems or breaches of our network security; Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition Company, LLC and ML RV Group, LLC, has substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors; the exemptions from certain corporate governance requirements that we will qualify for, and intend to rely on, due to the fact that we are a “controlled company” within the meaning of the New York Stock Exchange, or NYSE, listing requirements; and whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 13, 2017, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Results of Operations for the Three Months Ended June 30, 2017

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Consumer services and plans	$48,103	$45,428	$98,349	$90,426
Retail
New vehicles	762,876	578,289	1,267,462	987,765
Used Vehicles	196,522	216,526	342,993	395,289
Parts, services and other	174,196	157,742	290,419	271,226
Finance and insurance, net	100,970	69,870	167,259	120,897
Subtotal	1,234,564	1,022,427	2,068,133	1,775,177

Total revenue	1,282,667	1,067,855	2,166,482	1,865,603

Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer services and plans	20,560	19,237	41,707	39,118
Retail
New vehicles	650,850	495,159	1,088,998	846,007
Used Vehicles	143,497	170,934	254,640	316,022
Parts, services and other	94,951	83,041	156,546	142,676
Subtotal	889,298	749,134	1,500,184	1,304,705

Total costs applicable to revenue	909,858	768,371	1,541,891	1,343,823

Gross profit:
Consumer services and plans	27,543	26,191	56,642	51,308
Retail
New vehicles	112,026	83,130	178,464	141,758
Used Vehicles	53,025	45,592	88,353	79,267
Parts, services and other	79,245	74,701	133,873	128,550
Finance and insurance, net	100,970	69,870	167,259	120,897
Subtotal	345,266	273,293	567,949	470,472

Total gross profit	372,809	299,484	624,591	521,780

Operating expenses:
Selling, general, and administrative	228,444	190,323	403,934	350,711
Depreciation and amortization	7,584	6,034	14,437	11,925
Loss (gain) on sale of assets	31	(224)	(287)	(248)
Total operating expenses	236,059	196,133	418,084	362,388

Income from operations	136,750	103,351	206,507	159,392

Other income (expense):
Floor plan interest expense	(6,587)	(5,387)	(11,889)	(10,529)
Other interest expense, net	(10,557)	(12,577)	(19,961)	(25,325)
Other income, net	–	(2)	17	(2)
	(17,144)	(17,966)	(31,833)	(35,856)

Income before income taxes	119,606	85,385	174,674	123,536
Income tax expense	(14,284)	(1,979)	(19,911)	(2,350)
Net income	105,322	83,406	154,763	121,186
Less: net income attributable to non-controlling interests	(85,917)	–	(127,905)	–
Net income attributable to Camping World Holdings, Inc.	$19,405	$83,406	$26,858	$121,186

Earnings per share of Class A common stock (1):
Basic	$0.84		$1.28
Diluted	$0.84		$1.24
Weighted average shares of Class A common stock outstanding (1):
Basic	22,977		20,973
Diluted	22,977		84,673

(1) Basic and diluted earnings per Class A common stock is applicable only for periods after the Company's IPO.

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in Thousands Except Per Share Amounts)

	June 30,	December 31,
	2017	2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$252,161	$114,196
Contracts in transit	86,114	29,012
Accounts receivable, net	73,164	58,488
Inventories, net	1,106,098	909,254
Prepaid expenses and other assets	24,189	21,755
Total current assets	1,541,726	1,132,705

Property and equipment, net	151,965	130,760
Deferred tax asset, net	243,185	125,878
Intangibles assets, net	21,785	3,386
Goodwill	289,884	153,105
Other assets	17,871	17,931
Total assets	$2,266,416	$1,563,765

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$142,236	$68,655
Accrued liabilities	115,374	78,044
Deferred revenues and gains	69,920	68,643
Current portion of capital lease obligation	985	1,224
Current portion of tax receivable agreement liability	6,469	991
Current portion of long-term debt	7,400	6,450
Notes payable – floor plan, net	780,905	625,185
Other current liabilities	24,812	16,745
Total current liabilities	1,148,101	865,937

Capital lease obligations, net of current portion	389	841
Right to use liability	10,270	10,343
Tax receivable agreement liability, net of current portion	86,857	18,190
Long-term debt, net of current portion	710,649	620,303
Deferred revenues and gains	56,301	52,210
Other long-term liabilities	31,688	24,156
Total liabilities	2,044,255	1,591,980

Commitments and contingencies

Stockholders' equity (deficit):
Stockholders equity	–	–
Preferred stock, par value $0.01 per share – 20,000,000 shares authorized; none issued and outstanding as of June 30, 2017 and December 31, 2016	–	–
Class A common stock, par value $0.01 per share – 250,000,000 shares authorized; 29,061,464 issued and 29,061,420 outstanding as of June 30, 2017 and 18,935,916 issued and outstanding as of December 31, 2016	291	189
Class B common stock, par value $0.0001 per share – 75,000,000 shares authorized; 69,066,445 issued; and 57,031,184 outstanding as of June 30, 2017 and 62,002,729 outstanding as of December 31, 2016	6	6
Class C common stock, par value $0.0001 per share – one share authorized, issued and outstanding as of June 30, 2017 and December 31, 2016	–	–
Additional paid-in capital	153,071	74,239
Retained earnings	20,068	544
Total stockholders' equity attributable to Camping World Holdings, Inc.	173,436	74,978
Non-controlling interests	48,725	(103,193)
Total stockholders' equity (deficit)	222,161	(28,215)

Total liabilities and stockholders' equity (deficit)	$2,266,416	$1,563,765

Earnings Per Share

On October 6, 2016, the limited liability company agreement of CWGS, LLC was amended and restated to, among other things, (i) provide for a new single class of common membership interests, the common units of CWGS, LLC, and (ii) exchange all of the then-existing membership interests in CWGS, LLC for common units of CWGS, LLC (collectively, the “Recapitalization”). This Recapitalization changed the relative membership rights of the owners of membership interests in CWGS, LLC such that retroactive application of the Recapitalization to periods prior to the IPO for the purposes of calculating earnings per share would not be appropriate.

Prior to the IPO, the CWGS, LLC membership structure included membership units, preferred units, and profits units. The Company analyzed the calculation of earnings per unit for periods prior to the IPO using the two-class method and determined that it resulted in a value that would not be meaningful to the users of the consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the IPO on October 6, 2016.

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,
(In thousands except per share amounts)	2017	2017
Numerator:
Net income	$105,322	$154,763
Less: net income attributable to non-controlling interests	(85,917)	(127,905)
Net income attributable to Camping World Holdings, Inc. — basic	19,405	26,858
Add: Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC for Class A common stock	—	78,193
Net income attributable to Camping World Holdings, Inc. — diluted	$19,405	$105,051
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	22,977	20,973
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	63,700
Weighted-average shares of Class A common stock outstanding — diluted	22,977	84,673

Earnings per share of Class A common stock — basic	$0.84	$1.28
Earnings per share of Class A common stock — diluted	$0.84	$1.24

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we use the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and they should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these non-GAAP measures. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of those adjusted in this presentation. The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on sale of assets, monitoring fees, equity-based compensation, gain on remeasurement of our Tax Receivable Agreements, acquisition related transaction expenses and pre-opening costs, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following tables reconcile EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measure, which are net income, net income and net income margin, respectively:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2017	2016	2017	2016

Net Income	$105,322	$83,406	$154,763	$121,186
Other interest expense, net	10,557	12,577	19,961	25,325
Depreciation and amortization	7,584	6,034	14,437	11,925
Income tax expense	14,284	1,979	19,911	2,350
EBITDA	137,747	103,996	209,072	160,786

Adjustments:
Loss (gain) on sale of assets (a)	31	(222)	(287)	(246)
Monitoring fee (b)	–	625	–	1,250
Equity-based compensation (c)	869	60	1,588	60
Gain on remeasurement of Tax Receivable Agreement (d)	–	–	(17)	–
Acquisitions - transaction expense (e)	2,100	–	2,100	–
Acquisitions - pre-opening costs (f)	1,351	–	1,351	–
Adjusted EBITDA	$142,098	$104,459	$213,807	$161,850

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(as percentage of total revenue)	2017	2016	2017	2016

Net income margin	8.2%	7.8%	7.1%	6.5%
Other interest expense, net	0.8%	1.2%	0.9%	1.4%
Depreciation and amortization	0.6%	0.6%	0.7%	0.6%
Income tax expense	1.1%	0.2%	0.9%	0.1%
Subtotal EBITDA margin	10.7%	9.7%	9.7%	8.6%

Adjustments:
Loss (gain) on sale of assets (a)	0.0%	(0.0%)	(0.0%)	(0.0%)
Monitoring fee (b)	–	0.1%	–	0.1%
Equity-based compensation (c)	0.1%	0.0%	0.1%	0.0%
Gain on remeasurement of Tax Receivable Agreement (d)	–	–	(0.0%)	–
Acquisitions - transaction expense (e)	0.2%	–	0.1%	–
Acquisitions - pre-opening costs (f)	0.1%	–	0.1%	–
Adjusted EBITDA margin	11.1%	9.8%	9.9%	8.7%
(a)	Represents an adjustment to eliminate the losses and gains on sales of various assets.
(b)	Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. The monitoring agreement was terminated on October 6, 2016 in connection with the IPO.
(c)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.
(d)	Represents an adjustment to eliminate the gains on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate.
(e)

Represents transaction expenses, primarily legal costs, associated with acquisitions into new or complimentary markets, including the Gander Mountain Acquisition. This amount excludes transaction expenses related to the acquisition of RV dealerships and consumer shows.

(f)	Represents pre-opening store costs, including payroll costs, associated with the Gander Mountain Acquisition.

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share

We define “Adjusted Pro Forma Net Income” as net income attributable to CWH adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for newly-issued shares of Class A common stock of CWH and further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on sale of assets, monitoring fees, equity-based compensation, gain on remeasurement of the Tax Receivable Agreement, acquisition related transaction expenses and pre-opening costs, other unusual or one-time items, and the income tax expense effect of (i) these adjustments and (ii) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. We define “Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share” as Adjusted Pro Forma Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the full exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for newly-issued shares of Class A common stock of CWH, (ii) the Class A common stock issued in connection with the IPO was outstanding as of January 1 of each year presented, and (iii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share to the most directly comparable GAAP financial performance measure, which is net income attributable to Camping World Holdings, Inc. and weighted-average shares of Class A common stock outstanding — diluted:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands except per share amounts)	2017	2016	2017	2016
Numerator:
Net income attributable to Camping World Holdings, Inc.	$19,405	$83,406	$26,858	$121,186
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC (a)	85,917	—	127,905	—
Loss (gain) on sale of assets (b)	31	(222)	(287)	(246)
Monitoring fee (c)	—	625	—	1,250
Equity-based compensation expense (d)	869	60	1,588	60
Gain on remeasurement of tax receivable agreement (e)	—	—	(17)	—
Acquisitions - transaction expense (f)	2,100	—	2,100	—
Acquisitions - pre-opening costs (g)	1,351	—	1,351	—
Income tax expense (h)	(31,963)	(29,000)	(50,212)	(45,778)
Adjusted pro forma net income	$77,710	$54,869	$109,286	$76,472

Denominator:
Weighted-average Class A common shares outstanding - diluted	22,977	—	84,673	—
Adjustments:
Assumed exchange of pre-IPO common unit equivalent of membership interests in CWGS, LLC (i)	—	71,924	—	72,288
Assumed issuance of Class A common stock in connection with IPO (j)	62,586	11,872	—	11,872
Dilutive options to purchase Class A common stock	56	—	101	—
Dilutive restricted stock units	61	—	59	—
Adjusted pro forma fully exchanged weighted average Class A common shares outstanding - diluted	85,680	83,796	84,833	84,160
Adjusted pro forma earnings per fully exchanged and diluted share	$0.91	$0.65	$1.29	$0.91
____________________
(a)

Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC in periods in which income was attributable to non-controlling interests.

(b)	Represents an adjustment to eliminate the losses and gains on sales of various assets.
(c)	Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. The monitoring agreement was terminated on October 6, 2016 in connection with our IPO.
(d)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.
(e)	Represents an adjustment to eliminate the gains on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate.
(f)

Represents transaction expenses, primarily legal costs, associated with acquisitions into new or complimentary markets, including the Gander Mountain Acquisition. This amount excludes transaction expenses related to the acquisition of RV dealerships and consumer shows.

(g)	Represents pre-opening store costs, including payroll costs, associated with the Gander Mountain Acquisition.
(h)

Represents the income tax expense effect of (i) the above adjustments and (ii) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. This assumption uses an effective tax rate of 38.5% for the adjustments and the pass-through entity taxable income in periods prior to the IPO.

(i)	Represents the assumed exchange of pre-IPO membership interests in CWGS, LLC at their common unit equivalent amount.
(j)	Represents the assumption that the shares of Class A common stock issued in connection with the IPO were outstanding as of January 1 of each period.

Uses and Limitations of Non-GAAP Financial Measures

Management and our board of directors use the Non-GAAP financial measures:

  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;
  to evaluate the performance and effectiveness of our operational strategies; and
  to evaluate our capacity to fund capital expenditures and expand our business.

By providing these Non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our existing senior secured credit facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. The Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our unaudited condensed consolidated financial statements included in this press release as indicators of financial performance. Some of the limitations are:

  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
  such measures do not reflect changes in, or cash requirements for, our working capital needs;
  some of such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  some of such measures do not reflect our tax expense or the cash requirements to pay our taxes;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, the Non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these Non-GAAP financial measures only supplementally. As noted in the tables above, certain of the Non-GAAP financial measures include adjustments for loss (gain) on sale of assets, monitoring fees, equity-based compensation, gain on remeasurement of the Tax Receivable Agreement, acquisition related transaction expenses and pre-opening costs, other unusual or one-time items, and the income tax expense effect described above, as applicable. It is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, these certain Non-GAAP financial measures adjust for other items that we do not expect to regularly record in periods after the IPO, including monitoring fees. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation tables above help management with a measure of our core operating performance over time by removing items that are not related to day to day operations.

CONTACT:
Investor Relations:
ICR
John Rouleau, 203-682-8200
John.Rouleau@ICRinc.com
or
Rachel Schacter, 203-682-8200
Rachel.Schacter@ICRinc.com
or
Media:
ICR
Jessica Liddell, 203-682-8208
Jessica.Liddell@ICRinc.com